ExchangeRight Income Fund, d/b/a ExchangeRight Essential Income REIT (the "REIT") Pro Forma

Presented below is a hypothetical illustration of the ExchangeRight Tax-Efficient Growth and Income Fund, LLC’s underlying REIT investment and its potential capital raise, asset acquisitions and net operating income, and value in five years. This is to demonstrate the underlying assumptions of the REIT investment and is not a pro forma of the ExchangeRight Tax-Efficient Growth & Income Fund. There is no guarantee that these objectives will be met. This illustration is intended to help explain the business plan, actual results may differ materially. This illustration is not a guarantee or projection of future performance; as such, undue reliance should not be placed on it.

REIT Pro Forma (For Illustrative Purposes)
	Year 1	Year 2	Year 3	Year 4	Year 5
Beginning REIT/OP Capital Outstanding	$648,914,238	$942,814,885	$1,384,826,622	$1,759,081,599	$2,420,441,379
Net REIT/OP Equity Placements	293,900,647	442,011,738	374,254,976	661,359,780	454,766,088
Ending REIT/OP Capital Outstanding	$942,814,885	$1,384,826,622	$1,759,081,599	$2,420,441,379	$2,875,207,467
Ending REIT/OP Shares/Units Outstanding	34,334,796	49,819,063	62,790,595	84,784,156	99,960,885

Total REIT Net Operating Income by Year	$101,643,105	$168,091,172	$210,250,725	$292,567,397	$348,022,699
Exit Capitalization Rate					5.20%
Real Estate Value					6,692,744,213
Disposition Costs					66,927,442
Outstanding Net Debt					3,381,171,842
Real Estate Net Asset Value					3,244,644,929
Plus Cash, RSLCA, Other Net Assets					93,909,365
Total Net Asset Value					3,338,554,294
Gross Sponsor Incentive Fees					76,671,139
REIT Net Asset Value attributable to REIT Investors					$3,261,883,155

REIT Operating Partnership Waterfall Distribution (for reference purposes)
Total Net Asset Value					$3,338,554,294
REIT Investor Preferred Return Distribution					79,991,131
REIT Investor Return of Capital					2,875,207,467
Remaining to Distribute after Preferred Return and Return of Capital					$383,355,696

REIT Investor Additional Return (80%)					$306,684,557
Sponsor Incentive Fee (20%)					$76,671,139

The returns presented above factor in any applicable fees, commissions, and other expenses. The investment strategies of the REIT are not anticipated to change over the period presented above. The REIT makes no guarantee of future performance as material macroeconomic factors could affect the REIT and the investment value. There are material risks associated with investing in real estate that could result is a loss of principal including market risk, re-leasing risk, financing and interest rate effects on the REIT and property values, operational risk, and tax policy changes, among others. There is no guarantee that these returns will be achieved. An investor and their representatives and advisors should not place undue reliance on this pro forma of results to be achieved.

Past performance of the REIT and the Sponsor's and its affiliates' other past offerings does not guarantee future results. Investment, aggregation, liquidity objectives, timing, and results are not guaranteed.